Filed Pursuant to Rule 424(b)(5)
Registration No. 333-146594

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 10, 2007)

$600,000,000

V.F. Corporation

$250,000,000 5.950% Notes due 2017
$350,000,000 6.450% Notes due 2037

The senior notes due 2017 (the “2017 notes”) will bear interest at the rate of 5.950% per year and the senior notes due 2037 (the “2037 notes” and together with the 2017 notes, the “notes”) will bear interest at the rate of 6.450% per year. Interest on the notes is payable semi-annually in arrears on May 1 and November 1 of each year, beginning on May 1, 2008. The 2017 notes will mature on November 1, 2017, and the 2037 notes will mature on November 1, 2037. We may redeem some or all of the notes at any time at the redemption price described under the caption “Description of the Notes — Optional Redemption.”

The notes will be our unsecured obligations and will rank equally with all our other unsecured and unsubordinated indebtedness.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2017 Note	Total	Per 2037 Note	Total

Public Offering Price	99.831%	$249,577,500	99.391%	$347,868,500
Underwriting Discount	0.650%	$1,625,000	0.875%	$3,062,500
Proceeds to VF Corporation (before expenses)	99.181%	$247,952,500	98.516%	$344,806,000

Interest on the notes will accrue from October 15, 2007.

The Underwriters expect to deliver the notes on or about October 15, 2007 only in book-entry form through the facilities of The Depository Trust Company for the account of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System.

Joint Book-Running Managers

Banc of America Securities LLC	Citi

Lead Manager
Wachovia Securities

Senior Co-Manager
JPMorgan

Co-Managers

ABN AMRO Incorporated ING Financial Markets	Goldman, Sachs & Co. Piper Jaffray Santander Investment	HSBC PNC Capital Markets LLC

October 10, 2007

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any state where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

Prospectus Supplement

Market data and certain industry forecasts used throughout this prospectus supplement were obtained from internal surveys, reports and studies, where appropriate, as well as market research, publicly available information and industry publications. Industry publications generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. Similarly, internal surveys, estimates and market research, while believed to be reliable, have not been independently verified, and we do not make any representation as to the accuracy of such information.

VF CORPORATION

VF Corporation, organized in 1899, is a worldwide leader in branded lifestyle apparel and related products. Unless the context indicates otherwise, the terms “we,” “us,” “our” and “VF” used herein refer to VF Corporation and its consolidated subsidiaries.

For over 100 years, VF has grown by offering consumers high quality, high value branded apparel and other products. Our stated vision is: VF will grow by building lifestyle brands that excite consumers around the world. Lifestyle brands are those brands that connect closely with consumers because they are aspirational and inspirational; they reflect consumers’ specific activities and interests. Lifestyle brands generally extend across multiple product categories and have greater potential for growth. For several years, VF has been implementing a growth plan designed to transform its mix of business to include more higher growth, higher margin lifestyle brands. As part of its growth plan, VF has acquired such lifestyle brands as Nautica®, Vans®, Reef®, Kipling®, Napapijri®, 7 for All Mankind® and lucy®, and has also invested heavily behind several other brands to maximize their growth potential.

We generally target a VF brand to specific groups of consumers within specific channels of distribution. VF’s diverse portfolio of brands and products serves consumers shopping in specialty stores, department stores, national chains and mass merchants. In addition, many products are sold directly to consumers through VF-operated retail stores, as well as monobrand retail stores operated by independent parties. A global company, VF derives 26% of its revenues from outside the United States, primarily in Europe, Canada, Latin America and the Far East, with VF products sold in certain geographic areas through our licensees and distributors. To provide these products across numerous channels of distribution in different geographic areas, we have implemented a strategy that combines efficient and flexible internally-owned manufacturing with sourcing of finished goods from independent contractors.

Our principal executive offices are located at 105 Corporate Center Boulevard, Greensboro, North Carolina 27408, and our telephone number is (336) 424-6000. We maintain a website at www.vfc.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

RECENT DEVELOPMENTS

Potential Refinancing of Revolving Credit Facilities.  On September 21, 2007, we received a commitment letter from Banc of America Securities LLC and Citigroup Global Markets Inc., as arrangers for a syndicate of lenders in connection with a $1 billion senior unsecured revolving credit facility. In addition, on October 3, 2007, we received a commitment letter from J.P. Morgan plc, HSBC Bank plc, and ABN AMRO Bank N.V., as arrangers for a syndicate of lenders in connection with a €250 million senior unsecured revolving credit facility. The proceeds from the €250 million revolving credit facility may be used to replace and refinance certain outstanding indebtedness under our existing €175 million revolving credit facility. Proceeds under each facility may be used for general corporate purposes, including, without limitation, acquisitions and repurchases of outstanding shares of common stock. We expect that the maturity date for the $1 billion and €250 million revolving facilities will be five years, in each case subject to two optional one-year extensions. All other terms and conditions governing the $1 billion and €250 million revolving facilities will be substantially similar to the terms and conditions under our existing $750 million and €175 million revolving credit facilities, respectively. There can be no assurance, however, that we will complete either of these transactions on the basis of these terms and conditions or at all.

SUMMARY

Issuer	VF Corporation

Securities Offered	$250,000,000 aggregate principal amount of 5.950% Notes due 2017.

$350,000,000 aggregate principal amount of 6.450% Notes due 2037.

Interest Rate	5.950% per year, in the case of the 2017 notes, and 6.450% per year, in the case of the 2037 notes, in each case accruing from the issue date of the notes.

Interest Payment Dates	November 1 and May 1 of each year, beginning May 1, 2008.

Maturity Date	November 1, 2017, in the case of the 2017 notes, and November 1, 2037, in the case of the 2037 notes.

Optional Redemption	We may redeem the notes, in whole or in part, at any time at a redemption price equal to the greater of:

• 100% of the principal amount being redeemed, and

• the sum of the present value of the remaining scheduled payments of principal and interest on the notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at an “adjusted treasury rate” (as defined below under “Description of the Notes — Optional Redemption”) plus 20 basis points, in the case of the 2017 notes, and 25 basis points, in the case of the 2037 notes, plus, in either case, accrued and unpaid interest on the notes to the redemption date.

Change of Control	If a Change of Control Repurchase Event occurs with respect to the notes, unless we have exercised our right to redeem all the notes as described above, we will make an offer to each holder of notes to repurchase all or any part (in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of repurchase.

Ranking	The notes are our unsecured obligations and will rank equally with all our existing and future unsecured and unsubordinated indebtedness.

Restrictive Covenants	We will issue the notes under an indenture containing covenants for your benefit. These covenants restrict our ability, with certain exceptions, to:

• incur debt secured by liens, and

• engage in sale and lease-back transactions.

Events of Default	The term “event of default” means any of the following:

• we do not pay interest on a note within 30 days of its due date;

• we do not pay the principal or any premium on a note on its due date;

• we remain in breach of a restrictive covenant or any other term of the indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by the trustee or holders of 10% of the outstanding aggregate principal amount of the notes;

• we default on other debt payments totaling $100,000,000 or more in the aggregate, our obligation to repay is accelerated, and this repayment obligation remains accelerated for 10 days after we receive a notice of default under the notes as described in the previous bullet point; or

• we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including the repayment of debt outstanding under our existing bridge loan facility.

Form and Denominations	We will issue the notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, in the form of one or more fully registered global notes deposited with or on behalf of DTC and registered in the name of DTC’s nominee, Cede & Co. You may hold a beneficial interest in the global notes through DTC, Euroclear Bank S.A./N.V., as operator of the Euroclear System, or Clearstream Banking, société anonyme, either directly as a participant in one of those systems or indirectly through organizations that are participants in such systems.

Governing Law	New York.

RISK FACTORS

You should consider carefully the risk factors identified under the heading “Risk Factors,” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 30, 2006, which is incorporated by reference into this Prospectus Supplement and the accompanying Prospectus, together with any other risk factor information contained in the accompanying prospectus, as well as any other information included or incorporated by reference into this Prospectus Supplement and the accompanying Prospectus, before making an investment in the notes. In addition, there may be other risks that a prospective investor should consider that are relevant to its own particular circumstances.

USE OF PROCEEDS

We intend to use the net proceeds from this offering for general corporate purposes, including the repayment in full of $350 million outstanding under our existing bridge loan facility. The net proceeds we will receive from the sale of the notes are expected to be approximately $592 million after the Underwriters’ discount and other expenses relating to the offering.

CAPITALIZATION OF VF CORPORATION

The following table sets forth the unaudited consolidated summary capitalization at June 30, 2007 of VF Corporation (a) on a historical basis and (b) as adjusted to reflect the sale of the notes covered by this prospectus supplement and the use of proceeds therefrom. The table should be read in conjunction with our consolidated financial statements and related notes and other financial data included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2006, and our Quarterly Report on Form 10-Q for the six-month period ended June 30, 2007, each incorporated by reference herein.

	At June 30,
	2007	As Adjusted*
	(Unaudited)
	(In millions)

Cash and equivalents	$178	$178

Short-term debt (including current portion of long-term debt)	205	205
Long-term debt	602	1,202

Total debt	807	1,407
Common shareholders’ equity
Common stock, par value $1 per share	110	110
Additional paid-in capital	1,585	1,585
Accumulated other comprehensive loss	(59)	(59)
Retained earnings	1,541	1,541

Total common shareholders’ equity	3,177	3,177

Total debt and common shareholders’ equity	$3,984	$4,584

*	This column is adjusted to give effect to this offering. The net proceeds will be used for general corporate purposes, including the repayment of debt.

DESCRIPTION OF THE NOTES

General

The notes are governed by the indenture, which is a contract between us and The Bank of New York, which acts as trustee. The trustee’s main role is to enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “— Events of Default — Remedies if an Event of Default Occurs.” The indenture and its associated documents, including the notes, contain the full legal text of the matters described in this section. The indenture and the notes are governed by New York law. See “Where You Can Find Additional Information” for information on how to obtain a copy of the indenture.

The following description of the material provisions of the indenture and the notes is a summary only. More specific terms, as well as the definitions of relevant terms, can be found in the indenture, the Trust Indenture Act of 1939, which is applicable to the indenture, and the notes. We have also included references in parentheses to certain sections of the indenture. Because this section is a summary, it does not describe every aspect of the notes. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of certain terms used in the indenture.

Principal, Maturity and Interest

The notes will be our general, unsecured obligations. The notes will be initially limited to $600,000,000 aggregate principal amount. However, the indenture does not limit the aggregate principal amount of debt securities we may issue, and we may issue additional notes in amounts that exceed the initial amounts at any time, without your consent and without notifying you. The notes will not be entitled to any sinking fund.

The 2017 notes will mature on November 1, 2017, and the 2037 notes will mature on November 1, 2037. The notes will bear interest at the rate per annum shown on the front cover of this prospectus supplement from October 15, 2007, payable semi-annually in arrears on November 1 and May 1, of each year, commencing May 1, 2008. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Optional Redemption

We may redeem the notes in whole or in part at any time at a redemption price equal to the greater of:

•	100% of the principal amount being redeemed; and

•	the sum, as determined by a quotation agent appointed by us, of the present value of the remaining scheduled payments of principal and interest on each series of the notes to be redeemed (excluding any portion of such payments of interest accrued and paid as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the “adjusted treasury rate,” plus 20 basis points, in the case of the 2017 notes, and 25 basis points, in the case of the 2037 notes, plus, in either case, accrued and unpaid interest to the date of redemption.

The “adjusted treasury rate” for any redemption date means the rate per year equal to the semi-annual equivalent yield to maturity of the “comparable treasury issue,” assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the “comparable treasury price” for such redemption date. The semi-annual equivalent yield to maturity will be computed as of the third business day immediately preceding the redemption date.

The “comparable treasury issue” is a United States treasury security, selected by the quotation agent, having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized in accordance with customary financial practice in pricing new issues of corporate notes of comparable maturity to the remaining term of the notes.

The “quotation agent” is the “reference treasury dealer” appointed by us. The “reference treasury dealer” means:

•	either of Banc of America Securities LLC or Citigroup Global Markets Inc. and its respective successors; provided, however, that if the foregoing shall cease to be a primary U.S. government securities dealer (a “primary treasury dealer”), the Company shall substitute the reference treasury dealer for another primary treasury dealer; or

•	any other primary treasury dealer selected by us.

The “comparable treasury price” for any redemption date means the average of the reference treasury dealer quotations for such redemption date, provided that if three or more reference treasury dealer quotations are obtained, the highest and lowest of such quotations shall be excluded from the calculation.

The “reference treasury dealer quotations” means, for each reference treasury dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such reference treasury dealer at 5:00 p.m. on the third business day preceding such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed.

Unless we default in payment of the redemption price on or after the redemption date, interest will cease to accrue on the notes called for redemption on the date of such redemption.

Repurchase upon Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs with respect to the notes, unless we have exercised our right to redeem all the notes as described above, we will make an offer to each holder of notes to repurchase all or any part (in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice will, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 (the “Exchange Act”), and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes (in integral multiples of $1,000) properly tendered pursuant to our offer;

•	deposit with the trustee an amount equal to the aggregate repurchase price in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The trustee will promptly mail to each holder of notes properly tendered the repurchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third party purchases all notes properly tendered and not withdrawn under its offer.

We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

Definitions

“Below Investment Grade Rating Event” means that the notes are rated below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided, that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance composed of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of VF Corporation and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than VF Corporation or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of VF Corporation’s Voting Stock; or (3) the first day on which a majority of the members of VF Corporation’s Board of Directors are not Continuing Directors.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of VF Corporation who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of VF Corporation’s proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Ratings Ltd.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB-or better by S&P (or its equivalent under any successor rating categories of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Voting Stock” means VF Corporation capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

Modification and Waiver

There are three types of changes that can be made to the indenture and the notes:

• Changes requiring your approval.  First, the consent of each affected noteholder is required to:

•	change the stated maturity of the principal or interest on a note;

•	reduce any amounts due on a note;

•	reduce the amount of principal payable upon acceleration of the maturity of a note following a default;

•	change the place or currency of payment on a note;

•	impair your right to sue for payment;

•	reduce the percentage of holders of notes whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; or

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture. (Section 9.02)

•	Changes requiring a majority vote. The second type of change to the indenture and the notes requires a vote in favor by holders of notes owning a majority of the outstanding aggregate principal amount of the series of notes affected. Most changes fall into this category. A majority vote would also be required for us to obtain a waiver of all or part of the restrictive covenants described below, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the notes listed in the first category described above under “Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (Sections 5.13 and 9.02)

•	Changes not requiring holder approval. The third type of change does not require any vote by holders of notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the notes. (Section 9.01)

Notes will not be considered outstanding, and therefore will not be eligible to vote on any matter, if we have deposited or set aside in trust for you money for their payment or redemption. Notes will also not be eligible to vote if they have been fully defeased as described later under “Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding notes that are entitled to vote or take other action under the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding notes of that series on the record date and must be taken within 180 days following the record date. We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 1.04)

“Street name” and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the notes or request a waiver of a default.

Covenants

In the indenture, we agree to restrictions that limit our and our subsidiaries’ ability to create liens or enter into sale and leaseback transactions.

Restrictions on Mortgages and Other Liens

We will not, nor will we permit any Subsidiary to, issue, assume or guarantee any debt secured by a Mortgage (as defined below) upon any Principal Property or on any shares of stock or indebtedness of any Restricted Subsidiary (as each such term is defined below) without providing that the notes (together with, if we so determine, any other indebtedness of or guaranteed by us or such Restricted Subsidiary ranking equally with the notes then existing or thereafter created) will be secured equally and ratably with such debt, except that the foregoing restrictions do not apply to:

(i) Mortgages on property, shares of stock or indebtedness of or guaranteed by any corporation existing at the time such corporation becomes a Restricted Subsidiary;

(ii) Mortgages on property existing at the time of acquisition thereof, or to secure the payment of all or part of the purchase price of such property, or to secure debt incurred or guaranteed for the purpose of financing all or part of the purchase price of such property or construction or improvements thereon, which Debt is incurred or guaranteed prior to, at the time of, or within 120 days after the later of such acquisition, completion of such improvements or construction, or commencement of full operation of such property;

(iii) Mortgages securing debt owing by any Restricted Subsidiary to the Company or another Restricted Subsidiary;

(iv) Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with us or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the property of a corporation or firm as an entirety or substantially as an entirety by us or a Restricted Subsidiary;

(v) Mortgages on our property or that of a Restricted Subsidiary in favor of the United States or any state or political subdivision thereof, or in favor of any other country or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages (including, but not limited to, Mortgages incurred in connection with pollution control industrial revenue bond or similar financing);

(vi) Mortgages existing on the date of the indenture; and

(vii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in any of the foregoing clauses.

Notwithstanding the above, we or our Subsidiaries may, without securing the notes, issue, assume or guarantee secured debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the aggregate amount of debt which would otherwise be subject to the foregoing restrictions then outstanding (not including secured debt permitted under the foregoing exceptions) does not exceed 15% of the shareholders’ equity of the Company and its consolidated Subsidiaries as of the end of the previous fiscal year. (Section 10.08)

Restrictions on Sale and Leaseback Transactions

Sale and leaseback transactions by us or any Restricted Subsidiary of any Principal Property (whether now owned or hereafter acquired) are prohibited unless:

(i) the Company or such Restricted Subsidiary would be entitled under the indenture to issue, assume or guarantee debt secured by a Mortgage upon such Principal Property at least equal in amount to the Attributable Debt (as defined below) in respect of such transaction without equally and ratably securing the notes, provided that such Attributable Debt shall thereupon be deemed to be debt subject to the provisions described above under “Restrictions on Mortgages and Other Liens,” or

(ii) the Company applies an amount in cash equal to such Attributable Debt to the retirement of non-subordinated debt of the Company or a Restricted Subsidiary. (Section 10.09)

The restrictions described above do not apply to:

(i) such transactions involving leases with a term of up to three years,

(ii) leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, or

(iii) leases of any Principal Property entered into within 120 days after the later of the acquisition, completion of construction or commencement of full operation of such Principal Property.

Definitions

“Attributable Debt” means the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligation of a lessee for net rental payments during the remaining term of any lease.

“Mortgage” means any mortgage, pledge, lien or other encumbrance.

“Principal Property” means any manufacturing plant or facility located within the United States (other than its territories and possessions) owned by the Company or any subsidiary, except any such plant or facility which, in the opinion of the board of directors of the Company, is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole.

“Restricted Subsidiary” means a Subsidiary which owns or leases any Principal Property. (Section 1.01)

“Subsidiary” means any corporation, partnership or other legal entity of which, in the case of a corporation, more than 50% of the outstanding voting stock is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests is directly or indirectly owned or controlled by the Company or by one or more other Subsidiaries or by the Company and one or more other Subsidiaries.

Mergers and Similar Events

We may not consolidate with or merge into any other person (as defined in the indenture) or convey, transfer or lease our properties and assets substantially as an entirety, unless:

(i) the successor person is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia, and expressly assumes our obligations on the notes and under the indenture;

(ii) after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and be continuing; and

(iii) after giving effect to such transaction, neither we nor the successor person, as the case may be, would have outstanding indebtedness secured by any mortgage or other encumbrance prohibited by the provisions of our restrictive covenant relating to liens or, if so, shall have secured the notes equally and ratably with (or prior to) any indebtedness secured thereby. (Section 8.01)

Defeasance

Full Defeasance

If there is a change in federal income tax law, as described below, we can legally release ourselves from any payment or other obligations on the notes (this is called “full defeasance”) if:

•	we deposit in trust for the benefit of all direct holders of the notes a combination of money and U.S. government notes or bonds that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates;

•	there is a change in U.S. federal income tax law or an Internal Revenue Service ruling that permits us to make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and simply repaid the notes; and

•	we deliver to the trustee a legal opinion of our counsel confirming the tax law change described above. (Sections 13.02 and 13.04)

If we accomplished full defeasance, you would have to rely solely on the trust deposit for all payments on the notes. You could not look to us for payment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we became bankrupt or insolvent.

Covenant Defeasance

Under current U.S. federal income tax law, if we make the type of trust deposit described above, we can be released from some of the restrictive covenants in the Indenture. This is called “covenant defeasance.” In that event, you would lose the benefit of those restrictive covenants but would gain the protection of having money and/or notes or bonds set aside in trust to repay the notes. In order to achieve covenant defeasance, we must:

•	deposit in trust for the benefit of all direct holders of the notes a combination of money and U.S. government notes or bonds that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates; and

•	deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and simply repaid the notes.

If we accomplish covenant defeasance, the following provisions of the indenture and the notes would no longer apply:

•	our obligations regarding the conduct of our business described above under “Covenants,” and any other covenants applicable to the notes described in this prospectus supplement;

•	the conditions to our engaging in a merger or similar transaction, as described above under “Mergers and Similar Events”; and

•	the events of default relating to breaches of covenants, certain events in bankruptcy, insolvency or reorganization, and acceleration of the maturity of other debt, described below under “Events of Default.”

If we accomplish covenant defeasance, you can still look to us for repayment of the Notes in the event of a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as our bankruptcy) and the notes become immediately due and payable, such a shortfall could arise. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 13.03 and 13.04)

Ranking

The notes are not secured by any of our property or assets. Accordingly, you are an unsecured creditor of the Company. The notes are not subordinated to any of the Company’s other debt obligations and therefore rank equally with all of the Company’s other unsecured and unsubordinated indebtedness.

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection. The term “event of default” means any of the following:

•	we do not pay interest on a note within 30 days of its due date;

•	we do not pay the principal or any premium on a note on its due date;

•	we remain in breach of a restrictive covenant or any other term of the indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by the trustee or holders of 10% of the outstanding aggregate principal amount of the notes;

•	we default on other debt payments totaling $100,000,000 or more in the aggregate, our obligation to repay is accelerated, and this repayment obligation remains accelerated for 10 days after we receive a notice of default under the notes as described in the previous bullet point; or

•	we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

Remedies if an Event of Default Occurs

If an event of default has occurred and has not been cured, the trustee or the holders of 25% in outstanding aggregate principal amount of the notes may declare the entire principal amount of all the notes to be due and immediately payable. This is called a “declaration of acceleration of maturity.” If an event of default occurs because of certain events of bankruptcy, insolvency or reorganization, the principal amount of all outstanding notes will be automatically accelerated, without any action by the trustee or any holder. A declaration of acceleration of maturity may be canceled by the holders of a majority in aggregate outstanding principal amount of the notes. (Section 5.02)

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (an “indemnity”). (Section 6.03) If reasonable indemnity is provided, the holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 5.12)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•	the holders of 25% in aggregate principal amount of all the outstanding notes must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	the holders of a majority in aggregate principal amount of all the outstanding notes must not have given the trustee any direction inconsistent with that request; and

•	the trustee must have not taken action for 60 days after the receipt of the above notice and offer of indemnity. (Section 5.07)

You are, however, entitled at any time to bring a lawsuit for the payment of money due on your notes on or after the relevant due date. (Section 5.08)

The trustee, within 30 days after the occurrence of a default (meaning the events specified above without grace periods) with respect to the notes, will give to the holders of the notes notice of all uncured defaults known to it, provided that, except in the case of default in the payment of principal of (or premium, if any) or interest, if any, on any note, or in the deposit of any sinking fund payment with respect to any notes, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the notes. (Section 6.02)

We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the notes, or specifying the nature of any default. (Section 10.04)

Book-Entry System; Delivery and Form

We will issue each series of notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form. Each global note will be deposited with or on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee in accordance with the FAST Balance Certificate Agreement between DTC and the trustee.

Beneficial interests in a global note will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in a global note through either DTC (in the United States) or Clearstream Banking, société anonyme, or Euroclear Bank S.A./N.V. (the “Euroclear Operator”), as operator of the Euroclear System (in Europe), either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

•	The rules applicable to DTC and its participants are on file with the SEC.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters for this offering. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear Operator under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters for this offering. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. Neither VF, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of that global note; and

•	ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

Purchases of the notes under DTC’s system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The beneficial ownership interest of each actual purchaser of each note is in turn to be recorded on the direct and indirect participants’ respective records. Beneficial owners will not receive written confirmation from the depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interest in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in notes except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited with DTC by participants in DTC will be registered in the name of DTC’s nominee. The deposit of the notes with DTC and their registration in the name of DTC’s nominee effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.

Neither DTC nor DTC’s nominee will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to VF as soon as possible after the record date. The omnibus proxy assigns DTC’s nominee’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy). Neither VF nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by a global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments. Accordingly, neither VF, the underwriters nor the trustee has or will have any responsibility or liability for the payment of these amounts to owners of beneficial interests in the global note, including principal, premium, if any, liquidated damages, if any, and interest.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the

Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us. Under such circumstances and in the event that a successor securities depository is not obtained, certificates for the notes are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered.

Regarding the Trustee

The trustee’s current address is The Bank of New York Trust Company, N.A., 101 Church Street, 8th Floor — Dealing & Trading, New York, New York 10286.

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. (Section 6.01)

The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of the company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with the company or any affiliate. If it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign. (Sections 6.08 and 6.13)

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR
NON-UNITED STATES HOLDERS

The following are the material United States federal tax consequences of ownership and disposition of the Notes. This discussion only applies to Notes that meet all of the following conditions:

•	they are purchased by those initial holders who purchase Notes at the “issue price”, which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Notes is sold for money;

•	they are held as capital assets; and

•	they are beneficially owned by Non-United States Holders (as defined below).

This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	traders in securities electing to use a mark-to-market method of accounting;

•	tax-exempt organizations;

•	persons holding Notes as part of a hedge or other integrated transaction;

•	partnerships or other entities classified as partnerships for United States federal income tax purposes; and

•	persons subject to the alternative minimum tax;

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly on a retroactive basis. Persons considering the purchase of Notes are urged to consult their tax advisers with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to Non-United States Holders

As used herein, the term “Non-United States Holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	an individual who is classified as a nonresident for U.S. federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-United States Holder” does not include a Holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for United States federal income tax purposes. Such a Holder is urged to consult his or her own tax advisor regarding the United States federal income tax consequences of the sale, exchange or other disposition of a note.

Subject to the discussion below concerning backup withholding:

•	payments of principal, interest (including original issue discount, if any) and premium on the Notes by the Company or any paying agent to any Non-United States Holder will not be subject to United States federal withholding tax, provided that, in the case of interest,

•	the Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership and is not a bank receiving certain types of interest;

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below; and

•	a Non-United States Holder of a note will not be subject to United States federal income tax or United States federal withholding tax on gain realized on the sale, exchange or other disposition of such note, unless the gain is effectively connected with the conduct by the Holder of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise.

Certification Requirement

In general, the certification requirements are satisfied by the holder providing the Company or its paying agent with an IRS Form W-8 BEN (or a suitable substitute form) signed under penalties of perjury certifying its non-U.S. status.

United States Federal Estate Tax

Individual Non-United States Holders and entities the property of which is potentially includible in such an individual’s gross estate for United States federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note or coupon will be treated as United States situs property subject to U.S. federal estate tax if payments on the note, if received by the decedent at the time of death, would have been:

•	subject to United States federal withholding tax (even if the W-8BEN certification requirement described above were satisfied); or

•	effectively connected to the conduct by the holder of a trade or business in the United States.

Backup Withholding and Information Reporting

Information returns will be filed with the United States Internal Revenue Service in connection with payments on the Notes. Unless the Non-United States Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the United States Internal Revenue Service in connection with the proceeds from a sale or other disposition and the Non-United States Holder may be subject to United States backup withholding on payments on the Notes or on the proceeds from a sale or other disposition of the Notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-United States Holder will be allowed as a credit against the Non-United States Holder’s United States federal income tax liability and may entitle the Non-United States Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

UNDERWRITING

Banc of America Securities LLC and Citigroup Global Markets Inc. are acting as joint bookrunning managers of the offering and are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

	Principal Amount	Principal Amount
Underwriter	of 2017 Notes	of 2037 Notes

Banc of America Securities LLC	$87,500,000	$122,500,000
Citigroup Global Markets Inc.	87,500,000	122,500,000
Wachovia Capital Markets, LLC	25,000,000	35,000,000
J.P. Morgan Securities Inc.	15,000,000	21,000,000
ABN AMRO Incorporated	5,000,000	7,000,000
Goldman, Sachs & Co.	5,000,000	7,000,000
HSBC Securities (USA) Inc.	5,000,000	7,000,000
ING Financial Markets LLC	5,000,000	7,000,000
Piper Jaffray & Co.	5,000,000	7,000,000
PNC Capital Markets LLC	5,000,000	7,000,000
Santander Investment Securities Inc.	5,000,000	7,000,000

Total	$250,000,000	$350,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.400% of the principal amount of the 2017 notes and 0.500% of the principal amount of the 2037 notes. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions. Any underwriter may allow, and any such dealer may reallow, a concession to certain other dealers not in excess of 0.200% of the principal amount of the 2017 notes and 0.250% of the principal amount of the 2037 notes. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by
V.F. Corporation

Per 2017 note	0.650%
Per 2037 note	0.875%

We estimate that our total expenses for this offering will be $950,000.

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Because more than 10% of the net proceeds of this offering is being paid to affiliates of the underwriters, this offering will be made in compliance with the applicable provisions of Rule 2710(h) of the NASD Conduct Rules.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

The validity of the notes offered hereby and certain matters relating thereto will be passed upon on behalf of VF Corporation by Candace S. Cummings, Vice-President — Administration, General Counsel and Secretary of VF Corporation and by Davis Polk & Wardwell, New York, New York, special counsel to the Company, and for the Underwriters by Sullivan & Cromwell LLP, New York, New York. Davis Polk & Wardwell and Sullivan & Cromwell LLP will rely on the opinion of Candace S. Cummings as to matters of Pennsylvania law.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended December 30, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

VF Corporation

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
WARRANTS
PURCHASE CONTRACTS
UNITS

We may offer from time to time common stock, preferred stock, debt securities, warrants, purchase contracts or units. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

We may sell the securities through underwriters or dealers, directly to other purchasers or through agents. The accompanying prospectus supplement will set forth the names of any underwriters or agents involved in the sale of the securities in respect of which this prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 14 of our annual report on Form 10-K for the year ended December 30, 2006 which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 10, 2007

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

VF CORPORATION

VF Corporation, organized in 1899, is a worldwide leader in branded lifestyle apparel and related products. Unless the context indicates otherwise, the terms “we,” “us,” “our” and “VF” used herein refer to VF Corporation and its consolidated subsidiaries.

For over 100 years, VF has grown by offering consumers high quality, high value branded apparel and other products. Our stated vision is: VF will grow by building lifestyle brands that excite consumers around the world. Lifestyle brands are those brands that connect closely with consumers because they are aspirational and inspirational; they reflect consumers’ specific activities and interests. Lifestyle brands generally extend across multiple product categories and have greater potential for growth. For several years, VF has been implementing a growth plan designed to transform its mix of business to include more higher growth, higher margin lifestyle brands. As part of its growth plan, VF has acquired such lifestyle brands as Nautica®, Vans®, Reef®, Kipling®, Napapijri®, 7 for All Mankind® and lucy®, and has also invested heavily behind several of its other brands to maximize their growth potential.

We generally target a VF brand to specific groups of consumers within specific channels of distribution. VF’s diverse portfolio of brands and products serves consumers shopping in specialty stores, department stores, national chains and mass merchants. In addition, many products are sold directly to consumers through VF-operated retail stores, as well as monobrand retail stores operated by independent parties. A global company, VF derives 26% of its revenues from outside the United States, primarily in Europe, Canada, Latin America and the Far East, with VF products sold in certain geographic areas through our licensees and distributors. To provide these products across numerous channels of distribution in different geographic areas, we have implemented a strategy that combines efficient and flexible internally-owned manufacturing with sourcing of finished goods from independent contractors.

VF’s businesses are organized into product categories, and by brands within those product categories, for both management and internal financial reporting purposes. These groupings of businesses are called “coalitions” and consist of the following: Jeanswear, Outdoor, Imagewear, Sportswear and Contemporary Brands. These coalitions are treated as reportable segments for financial reporting purposes. Coalition management has the responsibility to build and develop brands, with certain financial and administrative support and disciplines provided by VF corporate management.

The following table summarizes VF’s primary owned and licensed brands by coalition:

	Primary	Primary
Coalition	Brands	Product(s)

Jeanswear	Wrangler® Wrangler Hero® Lee® Riders® Rustler® Timber Creek by Wrangler®	denim and casual bottoms, tops denim bottoms denim and casual bottoms, tops denim and casual bottoms, tops denim and casual bottoms, tops casual bottoms and tops
Outdoor	The North Face® Vans® JanSport® Eastpak® Kipling® Napapijri® Reef® Eagle Creek®	performance-oriented apparel, footwear, outdoor gear
skateboard-inspired footwear and apparel
backpacks, luggage, apparel
backpacks, apparel
luggage, travel bags, backpacks, accessories
premium outdoor apparel products
surf-inspired footwear and apparel
luggage, packs, travel accessories
Imagewear	Red Kap® Bulwark® Lee Sport® NFL® (licensed) MLB® (licensed) Harley-Davidson® (licensed)	occupational apparel occupational apparel licensed sports apparel licensed athletic apparel licensed athletic apparel licensed apparel
Sportswear	Nautica® John Varvatos®	fashion sportswear and accessories luxury men’s apparel and accessories
Contemporary Brands	7 for All Mankind® lucy®	premium denim women’s activewear

Our principal executive offices are located at 105 Corporate Center Boulevard, Greensboro, North Carolina 27408, and our telephone number is (336) 424-6000. We maintain a website at www.vfc.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

About this Prospectus

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

All periodic and current reports, registration statements and other filings that VF is required to file or furnish to the Securities and Exchange Commission (“SEC”), including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act, are available free of charge from the SEC’s website (http://www.sec.gov) and public reference room at 100 F Street, NE, Washington, DC 20549 and on VF’s website at http://www.vfc.com. Such documents are available as soon as reasonably practicable after electronic filing of the material with the SEC.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus:

(a) Annual Report on Form 10-K for the year ended December 30, 2006;

(b) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007;

(c) Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007;

(d) Annual Proxy Statement filed on March 22, 2007;

(e) Current Report on Form 8-K filed on January 26, 2007;

(f) Current Report on Form 8-K filed on April 24, 2007;

(g) Current Report on Form 8-K filed on July 30, 2007;

(h) Current Report on Form 8-K filed on August 24, 2007;

(i) Current Report on Form 8-K filed on August 31, 2007.

(j) Current Report on Form 8-K filed on October 5, 2007.

Copies of these reports may also be obtained free of charge upon written request to the Secretary of VF Corporation, P.O. Box 21488, Greensboro, NC 27420.

USE OF PROCEEDS

Unless otherwise specified in an applicable prospectus supplement, VF Corporation will use the proceeds it receives from the offered securities for general corporate purposes, which could include working capital, capital expenditures, acquisitions, refinancing other debt or other capital transactions. Net proceeds of any offering may be temporarily invested prior to use. The application of proceeds will depend upon the funding requirements of VF at the time and the availability of other funds.

RATIOS OF EARNINGS TO FIXED CHARGES

	Six Months Ended June				Fiscal Years Ended December
	2007		2006		2006		2005		2004		2003		2002

Ratio of Earnings to Fixed Charges(1)	9.4	x	8.2	x	9.6	x	8.0	x	6.6	x	7.1	x	6.2x
Ratio of Earnings to Combined Fixed Charges(2) and Preferred Dividends	9.4	x	8.1	x	9.5	x	7.9	x	6.5	x	6.9	x	6.0x

(1)	For purposes of this ratio, earnings are based on income from continuing operations before income taxes and before fixed charges. Income from continuing operations before income taxes is adjusted for minority interests of partially owned consolidated subsidiaries and for earnings and dividends of investments accounted for on the equity method. Fixed charges consist of interest expense, capitalized interest and one-third of rent expense (excluding contingent rent expense), which approximates the interest factor of such rent expense.

(2)	For purposes of this ratio, earnings are based on income from continuing operations before income taxes and before fixed charges. Income from continuing operations before income taxes is adjusted for minority interests of partially owned consolidated subsidiaries and for earnings and dividends of investments accounted for on the equity method. Fixed charges consist of interest expense, capitalized interest and one-third of rent expense (excluding contingent rent expense), which approximates the interest factor of such rent expense. Preferred stock dividends relate to the Series B Convertible Preferred Stock held by the Employee Stock Ownership Plan, all of which was converted to Common Stock in June 2006.

CAPITALIZATION OF VF CORPORATION

The following table sets forth the unaudited consolidated summary capitalization at June 30, 2007 of VF Corporation. The table should be read in conjunction with our consolidated financial statements and related notes and other financial data included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2006 incorporated by reference herein.

At June 30,
2007
(In millions)

Cash and equivalents	$178

Short-term debt (including current portion of long-term debt)	$205
Long-term debt	602

Total debt	807
Common shareholders’ equity
Common stock, par value $1 per share	110
Additional paid-in capital	1,585
Accumulated other comprehensive loss	(59)
Retained earnings	1,541

Total common shareholders’ equity	3,177

Total debt and common shareholders’ equity	$3,984

SELECTED FINANCIAL INFORMATION

The following summary financial data for the five fiscal years ended December 30, 2006 are derived from our consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, independent accountants, for the fiscal years 2006, 2005, 2004, 2003 and 2002. The data should be read in conjunction with our consolidated financial statements, related notes, and other financial information included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2006 incorporated by reference herein.

Fiscal Years Ended December
2006	2005	2004	2003	2002
(In thousands, except per share and ratio data)

Summary of Operations
Total revenues from continuing operations	$6,215,794	$5,654,155	$5,218,066	$4,413,354	$4,267,068
Operating income from continuing operations	826,144	767,951	664,357	552,523	523,501
Income from continuing operations	535,051	482,629	398,879	343,261	300,223
Discontinued operations	(1,535)	35,906	75,823	54,672	72,488
Cumulative effect of change in accounting policy(1)	—	(11,833)	—	—	(527,254)
Net income (loss)	533,516	506,702	474,702	397,933	(154,543)
Earnings (loss) per common share — basic Income from continuing operations	4.83	4.33	3.61	3.17	2.67
Discontinued operations	(0.01)	0.32	0.69	0.51	0.66
Cumulative effect of change in accounting policy(1)	—	(0.11)	—	—	(4.83)
Net income (loss)	4.82	4.54	4.30	3.67	(1.49)
Earnings (loss) per common share — diluted Income from continuing operations	4.73	4.23	3.54	3.11	2.67
Discontinued operations	(0.01)	0.31	0.67	0.50	0.65
Cumulative effect of change in accounting policy(1)	—	(0.10)	—	—	(4.69)
Net income (loss)	4.72	4.44	4.21	3.61	(1.38)
Dividends per share	1.94	1.10	1.05	1.01	.97
Dividends payout ratio(2)	41.1%	24.2%	24.9%	28.0%	29.2%
Average number of common shares	$110,560	$111,192	$109,872	$107,713	$109,167
Financial Position
Working capital	$1,563,162	$1,213,233	$1,006,354	$1,419,281	$1,199,696
Current ratio	2.5	x	2.1	x	1.7	x	2.8	x	2.4	x
Total assets	$5,465,693	$5,171,071	$5,004,278	$4,245,552	$3,503,151
Long-term debt	635,359	647,728	556,639	955,393	601,145
Redeemable preferred stock	—	23,326	26,053	29,987	36,902
Common stockholders’ equity	3,265,172	2,808,213	2,513,241	1,951,307	1,657,848
Debt to total capital ratio(3)	19.5%	22.6%	28.5%	33.7%	28.3%
Book value per common share	$29.11	$25.50	$22.56	$18.04	$15.28
Other Statistics(5)
Operating margin	13.3%	13.6%	12.7%	12.5%	12.3%
Return on invested capital(4)(6)	14.7%	14.2%	13.4%	14.4%	14.2%
Return on average common stockholders’ equity(6)	18.0%	18.0%	17.8%	19.3%	18.2%
Return on average total assets(6)	10.0%	9.4%	8.5%	9.1%	8.6%
Cash dividends paid	$216,529	$124,116	$117,731	$111,258	$108,773

(1)	After tax effect of change in accounting policy in 2005 to adopt FASB Statement No. 123(R), Share — Based Payment, and in 2002 to adopt FASB Statement No. 142, Goodwill and Other Intangible Assets.

(2)	Dividends per share divided by the total of income from continuing and discontinued operations per diluted share.

(3)	Total capital is defined as common stockholders’ equity plus short-term and long-term debt.

(4)	Invested capital is defined as common stockholders’ equity plus average short-term and long-term debt.

(5)	Operating statistics and market data are based on continuing operations.

(6)	Return is defined as income from continuing operations before net interest expense, after income taxes.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

From time to time, we may make oral or written statements, including statements in our Annual Report, that constitute “forward-looking statements” within the meaning of the federal securities laws. These include statements concerning plans, objectives, projections and expectations relating to VF’s operations or economic performance, and assumptions related thereto. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and actual results could differ materially from those expressed or implied in the forward-looking statements.

DESCRIPTION OF COMMON STOCK

The following description of our capital stock is based upon our articles of incorporation, which were restated as of October 19, 2006 (the “Articles of Incorporation”), our amended and restated by-laws (the “By-laws”) and applicable provisions of law. We have summarized certain portions of the Articles of Incorporation and By-laws below. The summary is not complete. The Articles of Incorporation and By-laws are incorporated by reference in the registration statement of which this prospectus is a part and were filed with the SEC as exhibits to the current report on Form 8-K dated October 19, 2006. You should read the Articles of Incorporation and By-laws for the provisions that are important to you.

Certain provisions of the Pennsylvania Business Corporation Law, as amended (the “BCL”), the Rights Agreement (as defined below), the Series A Participating Cumulative Preferred Stock and the Articles of Incorporation and By-laws could have the effect of delaying, deferring or preventing a tender offer, change in control or the removal of existing management that a shareholder might consider in its best interests, including those attempts that might result in a premium over the market price for its shares.

Authorized Capital Stock

Our Articles of Incorporation authorizes us to issue 300,000,000 shares of common stock, without par value, and 25,000,000 shares of preferred stock, par value $1.00 per share.

Common Stock

As of July 28, 2007, there were 109,990,315 shares of common stock issued and outstanding which were held of record by 5,010 shareholders. The holders of common stock are entitled to one vote per share (which is non-cumulative) on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of VF, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and any shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable. The common stock is listed on the New York Stock Exchange. The transfer agent and registrar for the common stock is Computershare Trust Company, N.A., 525 Washington Blvd., Jersey City, NJ 07310.

Preferred Stock

Under the Articles of Incorporation, the board of directors is authorized to provide for the issuance of up to 25,000,000 shares of preferred stock, par value $1.00 per share, in one or more series, with such voting powers, full or limited and the number of votes per share, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be established in or pursuant to the resolution or resolutions providing for the issue thereof to be adopted by the board of directors. Prior to the issuance of each series of preferred stock, the board of directors will adopt resolutions creating and designating such series as a series of preferred stock. As of the date of this prospectus, 2,000,000 shares have been designated as Series A Participating Cumulative Preferred Stock and none have been issued.

Certain Provisions of the Articles of Incorporation, the By-laws and Pennsylvania Law

Advance Notice of Proposals and Nominations

Notices of shareholder proposals and nominations for election of directors may be made by any shareholder entitled to vote only if written notice is given by the shareholder and received by the secretary of the Company not less than 150 days prior to the date of the annual meeting of shareholders.

Supermajority Voting Provisions

Certain provisions of our Articles of Incorporation and By-laws require a greater percentage shareholders’ vote than a majority of the shares cast at a meeting at which a quorum of shareholders is present. For example, removal of directors requires approval by 80% of the votes which all shareholders would be entitled to cast at any election of directors; our By-laws and Articles of Incorporation may only be amended, altered, repealed or new By-laws or Articles adopted upon approval by at least 80% of the votes entitled to be cast by shareholders, unless the change was proposed by a majority of the “disinterested directors” (as defined in the By-laws), in which case only a majority approval vote is required, or unless the change was approved by a majority vote of the disinterested directors.

Rights Plan and Series A Participating Cumulative Preferred Stock

We adopted a shareholder rights plan on January 13, 1988. Each share of our outstanding common stock is accompanied by a “Right.” The terms of the Rights are set forth in an agreement (the “Rights Agreement”) dated January 13, 1988 between the Company and Morgan Shareholder Services Trust Company of New York (now First Chicago Trust Company of New York), as amended on April 17, 1990, December 4, 1990 and January 26, 1998. Each Right entitles the registered holder to purchase one one-hundredth of a share of Series A Participating Cumulative Preferred Stock, par value $1.00 per share (the “Series A Stock”), for $100 (subject to adjustment). The Series A Stock is not redeemable and is entitled to a minimum preferential quarterly dividend of $1 per share and an aggregate dividend of 100 times the dividend declared on common stock. Holders of Series A Stock are entitled to a minimum preferential liquidation payment of $100 per share, provided that such holders shall be entitled to receive an aggregate amount per share equal to 100 times the payment made per share of common stock. Each share of Series A Stock is entitled to 100 votes per whole share and votes with the common stock. In the event of any merger, consolidation or other transaction in which common stock is exchanged, Series A Stock is entitled to receive 100 times the amount received per share of common stock. The rights relating to the Series A Stock are junior to all other classes of preferred stock which may be designated by the board of directors pursuant to our Articles of Incorporation. Prior to the distribution date of the Rights, the Rights are not exercisable.

The Rights have certain anti-takeover effects. When the Rights become exercisable, a Rights holder is entitled to purchase a number of shares of common stock at half the then-current market price. The Rights held by a person or affiliated group owning 20% or more of our common stock, however, would be void. In the event of a merger or a sale of 50% or more of our assets, each Rights holder will be entitled to purchase a certain number of shares of the acquiror at half the market price of the acquiror’s common shares. Our board of directors can redeem the Rights at any time prior to a person acquiring 20% of the common stock at $.01 per Right. The Rights are intended to increase the expense of a person seeking to acquire us without our board of directors’ approval and to dilute the stock holdings of a potential acquiror.

Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder, including without limitation, the right to vote or to receive dividends. The Rights expire on January 25, 2008 unless they are redeemed prior thereto by the board of directors. The board of directors may amend the terms of the Rights without shareholder or Rights holder approval, unless such amendment would adversely affect the holders of the Rights.

The foregoing description of the Rights is qualified in its entirety by reference to the complete terms of the Rights as set forth in the Rights Agreement. The Rights Agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. A copy of the Rights Agreement can be obtained as described under “Available Information” or upon written request to the Rights Agent, First Chicago Trust Company of New York, 30 West Broadway, 11th Floor, New York, NY 10007.

Classified Board

We have a classified board of directors pursuant to which the board is divided into three classes, and the term of office of one class expires in each year. Our By-laws provide a nominating procedure for directors if shareholders wish to make nominations for directors.

Certain Anti-Takeover Effects of Pennsylvania Law

Under the BCL, we are prohibited from engaging in certain “business combinations” and other transactions with any interested stockholder, unless:

•	the transaction is approved by the board of directors prior to the time the interested shareholder became an interested shareholder;

•	the transaction is approved by (a) the vote of the holders of the majority of the votes which all shareholders, other than the interested shareholder, are entitled to cast at a meeting of the shareholders called to approve the transaction no earlier than three months after the interested shareholder’s acquisition date, provided that (1) the interested shareholder has acquired 80% of all outstanding shares, (2) the price to be paid in the business combination for the remaining shares will be equal to the greater of (x) the highest price paid by the interested shareholder during the period specified in the BCL, and (y) the market value per common share on the date on which the business combination is announced or the interested shareholder’s acquisition date, whichever is higher, plus interest compounded annually, and less the amount of any dividends paid, (3) such price will be in cash or the same form of consideration previously paid by the interested shareholder for the largest number of shares previously acquired by it, (4) all remaining shareholders may participate in the business combination and be paid, and (5) the interested shareholder has not acquired additional shares after its acquisition date, except as provided in the BCL, or (b) the affirmative vote of all holders of all outstanding shares of common stock;

•	the transaction is approved by the vote of the holders of the majority of the votes which all shareholders other than the interested shareholder are entitled to cast at a meeting of shareholders called for the purpose of approving the business combination no earlier than five years after the interested shareholder’s acquisition date; or

•	the transaction is approved at a shareholder’s meeting called for such purpose no earlier than five years after the interested shareholder’s acquisition date, provided such business combination meets all of the conditions specified in the second bullet above.

We opted out of the provisions of the BCL regarding “control share acquisition” and “disgorgement by certain controlling shareholders following attempts to acquire control.”

DESCRIPTION OF PREFERRED STOCK

When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus, including, without limitation:

•	the specific designation and number of shares to be issued;

•	the stated value per share of such preferred stock;

•	the initial public offering price at which shares of such series of preferred stock will be sold;

•	the annual rate of dividends on such preferred stock during the initial dividend period with respect thereto and the date on which such initial dividend period will end;

•	the dividend rate or rates (or method of calculation);

•	whether dividends will be cumulative or non-cumulative;

•	the minimum and maximum applicable rate for any dividend period;

•	the dates on which dividends will be payable, the date from which dividends will accrue and the record dates for determining the holders entitled to such dividends;

•	any redemption or sinking fund provisions; and

•	any additional dividend, redemption, liquidation or other preference or rights and qualifications, limitations or restrictions of such preferred stock.

Our board is authorized, subject to limitations prescribed by law, to provide by resolution for the issuance from time to time of preferred stock in one or more series, any or all of which may have full, limited, multiple, fractional, or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights, and other special or relative rights as shall be stated in the resolution or resolutions adopted by the board. Each share of preferred stock will, when issued, be fully paid and non-assessable. The preferred stock will have no preemptive rights.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will be issued under an Indenture (the “Indenture”) which will be entered into between us and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”) and will be our unsecured obligations. The Indenture does not limit the aggregate principal amount of debt securities which may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more series. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We have summarized herein certain terms and provisions of the Indenture. The summary is not complete. The Indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. You should read the Indenture for the provisions which may be important to you. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended, and the laws of the state of New York. We have also included references in parentheses to certain sections of the Indenture. See “Where You Can Find Additional Information” for information on how to obtain a copy of the Indenture.

We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the debt securities will mature;

•	the rate or rates (which may be fixed or variable) per annum at which the debt securities will bear interest, if any, and the date or dates from which such interest will accrue;

•	the dates on which such interest, if any, will be payable and the regular record dates for such interest payment dates;

•	the place or places where principal of (and premium, if any) and interest on the debt securities shall be payable;

•	any mandatory or optional sinking fund or analogous provisions;

•	if applicable, the price at which, the periods within which, and the terms and conditions upon which the debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed;

•	if applicable, the terms and conditions upon which the debt securities may be repayable prior to final maturity at the option of the holder thereof (which option may be conditional);

•	the portion of the principal amount of the debt securities, if other than the entire principal amount thereof, payable upon acceleration of maturity thereof;

•	the currency of payment of principal of and premium, if any, and interest on the debt securities;

•	any index used to determine the amount of payments of principal of and premium, if any, and interest on the debt securities; and

•	any other terms of the debt securities. (Section 3.01)

Unless otherwise indicated in the prospectus supplement relating thereto, the debt securities are to be issued as registered securities without coupons in denominations of $2,000 or any integral multiple of $1,000 in excess thereof. No service charge will be made for any transfer or exchange of such debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 3.05)

Debt securities may be issued under the indenture as original issue discount securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other considerations applicable thereto will be described in the prospectus supplement relating thereto. As defined in the indenture, “original issue discount securities” means any debt securities which provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof. (Section 1.01)

Modification of the Indenture

There are three types of changes that can be made to the indenture and the debt securities:

•	Changes requiring your approval. First, the consent of each affected noteholder is required to:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a note following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; or

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture. (Section 9.02)

•	Changes requiring a majority vote. The second type of change to the indenture and the debt securities requires a vote in favor by holders of debt securities owning a majority of the outstanding aggregate principal amount of the series of debt securities affected. Most changes fall into this category. A majority vote would also be required for us to obtain a waiver of all or part of the restrictive covenants described below, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category described above under “Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (Sections 5.13 and 9.02)

•	Changes not requiring holder approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the debt securities. (Section 9.01)

Debt securities will not be considered outstanding, and therefore will not be eligible to vote on any matter, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding securities that are entitled to vote or take other action under the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken, that vote or action may be taken only by persons who are holders of outstanding securities on the record date and must be taken within 180 days following the record date or a shorter period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 1.04)

Covenants

Restrictions on Mortgages and Other Liens

We will not, nor will we permit any Subsidiary to, issue, assume or guarantee any debt secured by a Mortgage (as defined below) upon any Principal Property or on any shares of stock or indebtedness of any Restricted Subsidiary (as each such term is defined below) without providing that the debt securities (together with, if we so determine, any other indebtedness of or guaranteed by us or such Restricted Subsidiary ranking equally with the debt securities then existing or thereafter created) will be secured equally and ratably with such debt, except that the foregoing restrictions do not apply to:

(i) Mortgages on property, shares of stock or indebtedness of or guaranteed by any corporation existing at the time such corporation becomes a Restricted Subsidiary;

(ii) Mortgages on property existing at the time of acquisition thereof, or to secure the payment of all or part of the purchase price of such property, or to secure debt incurred or guaranteed for the purpose of financing all or part of the purchase price of such property or construction or improvements thereon, which debt is incurred or guaranteed prior to, at the time of, or within 120 days after the later of such acquisition, completion of such improvements or construction, or commencement of full operation of such property;

(iii) Mortgages securing debt owing by any Restricted Subsidiary to the Company or another Restricted Subsidiary;

(iv) Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with us or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the property of a corporation or firm as an entirety or substantially as an entirety by us or a Restricted Subsidiary;

(v) Mortgages on our property or that of a Restricted Subsidiary in favor of the United States or any state or political subdivision thereof, or in favor of any other country or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages (including, but not limited to, Mortgages incurred in connection with pollution control industrial revenue bond or similar financing);

(vi) Mortgages existing on the date of the indenture; and

(vii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in any of the foregoing clauses.

Notwithstanding the above, we or our Subsidiaries may, without securing the debt securities, issue, assume or guarantee secured debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the aggregate amount of debt which would otherwise be subject to the foregoing restrictions then outstanding (not including secured debt permitted under the foregoing exceptions) does not exceed 15% of the shareholders’ equity of the Company and its consolidated Subsidiaries as of the end of the previous fiscal year. (Section 10.08)

Restrictions on Sale and Leaseback Transactions

Sale and leaseback transactions by us or any Restricted Subsidiary of any Principal Property are prohibited unless:

(i) the Company or such Restricted Subsidiary would be entitled under the indenture to issue, assume or guarantee debt secured by a Mortgage upon such Principal Property at least equal in amount to the Attributable Debt (as defined below) in respect of such transaction without equally and ratably securing the debt securities, provided that such Attributable Debt shall thereupon be deemed to be debt subject to the provisions described above under “Restrictions on Mortgages and Other Liens,” or

(ii) the Company applies an amount in cash equal to such Attributable Debt to the retirement of non-subordinated debt of the Company or a Restricted Subsidiary. (Section 10.09)

The restrictions described above do not apply to:

(i) such transactions involving leases with a term of up to three years,

(ii) leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, or

(iii) leases of any Principal Property entered into within 120 days after the later of the acquisition, completion of construction or commencement of full operation of such Principal Property.

Definitions

“Attributable Debt” means the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligation of a lessee for net rental payments during the remaining term of any lease.

“Mortgage” means any mortgage, pledge, lien or other encumbrance.

“Principal Property” means any manufacturing plant or facility located within the United States (other than its territories and possessions) owned by the Company or any subsidiary, except any such plant or facility which, in the opinion of the board of directors of the Company, is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole.

“Restricted Subsidiary” means a Subsidiary which owns or leases any Principal Property. (Section 1.01)

“Subsidiary” means any corporation, partnership or other legal entity of which, in the case of a corporation, more than 50% of the outstanding voting stock is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests is directly or indirectly owned or controlled by the Company or by one or more other Subsidiaries or by the Company and one or more other Subsidiaries.

Mergers and Similar Events

We may not consolidate with or merge into any other person (as defined in the indenture) or convey, transfer or lease our properties and assets substantially as an entirety, unless:

(a) the successor person is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia, and expressly assumes our obligations on the debt securities and under the indenture;

(b) after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and be continuing; and

(c) after giving effect to such transaction, neither we nor the successor person, as the case may be, would have outstanding indebtedness secured by any mortgage or other encumbrance prohibited by the provisions of our restrictive covenant relating to liens or, if so, shall have secured the debt securities equally and ratably with (or prior to) any indebtedness secured thereby. (Section 8.01)

Defeasance

Full Defeasance

If there is a change in federal income tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities (this is called “full defeasance”) if:

•	we deposit in trust for the benefit of all direct holders of the debt securities a combination of money and U.S. government notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

•	there is a change in U.S. federal income tax law or an Internal Revenue Service ruling that permits us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and simply repaid the debt securities; and

•	we deliver to the trustee a legal opinion of our counsel confirming the tax law change described above. (Sections 13.02 and 13.04)

If we accomplished full defeasance, you would have to rely solely on the trust deposit for all payments on the debt securities. You could not look to us for payment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we became bankrupt or insolvent.

Covenant Defeasance

Under current U.S. federal income tax law, if we make the type of trust deposit described above, we can be released from some of the restrictive covenants in the Indenture. This is called “covenant defeasance.” In that event, you would lose the benefit of those restrictive covenants but would gain the protection of having money and/or notes or bonds set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must:

•	deposit in trust for the benefit of all direct holders of the debt securities a combination of money and U.S. government notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and

•	deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and simply repaid the debt securities.

If we accomplish covenant defeasance, the following provisions of the indenture and the debt securities would no longer apply:

•	our obligations regarding the conduct of our business described above under “Covenants,” and any other covenants applicable to the debt securities described in the applicable prospectus supplement;

•	the conditions to our engaging in a merger or similar transaction, as described above under “Mergers and Similar Events”; and

•	the events of default relating to breaches of covenants, certain events in bankruptcy, insolvency or reorganization, and acceleration of the maturity of other debt, described below under “Events of Default.”

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities in the event of a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as our bankruptcy) and the debt securities become immediately due and payable, such a shortfall could arise. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 13.03 and 13.04)

Events of Default and Notice Thereof

When we use the term “Event of Default” in the indenture with respect to the debt securities of any series, here are some examples of what we mean:

•	failure to pay principal of (or premium, if any) on any debt security of that series when due;

•	failure to pay any interest on any debt security of that series when due, continued for 30 days;

•	failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

•	failure to perform any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series), continued for 60 days after written notice given to us by the trustee or the holders of at least 10% in principal amount of the debt securities outstanding and affected thereby;

•	acceleration of any debt aggregating in excess of $100,000,000 (including debt securities of any series other than that series), if such acceleration has not been rescinded or annulled within 10 days after written notice given to us by the trustee or the holders of at least 10% in principal amount of the outstanding debt securities of such series;

•	certain events in bankruptcy, insolvency or reorganization of the Company; and

•	any other Event of Default provided with respect to debt securities of such series. (Section 5.01)

If an Event of Default with respect to debt securities of any series at the time outstanding shall occur and be continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all debt securities of that series to be due and payable immediately; provided, however, that under certain circumstances the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind or annul such declaration and its consequences. (Section 5.02)

Reference is made to the prospectus supplement relating to any series of debt securities which are original issue discount securities for the particular provisions relating to the principal amount of such original issue discount securities due upon the occurrence of any Event of Default and the continuation thereof.

The trustee, within 30 days after the occurrence of a default with respect to any series of debt securities, shall give to the holders of debt securities of that series notice of all uncured defaults known to it (the term default to mean the events specified above without grace periods), provided that, except in the case of default in the payment of principal of (or premium, if any) or interest, if any, on any debt security, or in the deposit of any sinking fund payment with respect to any debt securities, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the debt securities of such series. (Section 6.02)

We will be required to furnish to the trustee annually within 120 days after the end of each fiscal year a statement by certain of our officers to the effect that to the best of their knowledge we are not in default in the fulfillment of any of its obligations under the Indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default. (Section 10.04)

The holders of a majority in principal amount of the outstanding debt securities of any series affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, and to waive certain defaults. (Sections 5.12 and 5.13)

In case an Event of Default shall occur and be continuing, the trustee shall exercise such of its rights and powers under the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 6.01) Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of debt securities unless they shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 6.03)

Certain Pennsylvania Taxes

The debt securities held by or for certain persons, principally individuals and partnerships resident in Pennsylvania, are subject to the Pennsylvania Corporate Loans Tax, the annual rate of which is currently $4 per $2,000 principal amount of the debt securities held by such persons, and this tax will be withheld by us from interest paid to such persons.

Persons resident in Pennsylvania holding debt securities should consult their tax advisors regarding the applicability of the Pennsylvania Corporate Loans Tax.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof of vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, the purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

FORMS OF SECURITIES

Each debt security, warrant, and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by the global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the registered debt securities, warrants, and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

Any specific terms not described below of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, guaranteed trust preferred securities or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of VF, the trustees, the warrant agents, the unit agents or any other agent of VF, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed upon for us by Davis Polk & Wardwell. Certain legal matters in connection with the securities and any offering of these securities will be passed upon for us by our general counsel, Candace S. Cummings, Esq.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 30, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$600,000,000

VF Corporation

$250,000,000 5.950% Notes due 2017

$350,000,000 6.450% Notes due 2037

PROSPECTUS SUPPLEMENT

October 10, 2007

Joint Book-Running Managers

Banc of America Securities LLC	Citi

Lead Manager
Wachovia Securities

Senior Co-Manager
JPMorgan

Co-Managers

ABN AMRO Incorporated ING Financial Markets	Goldman, Sachs & Co. Piper Jaffray Santander Investment	HSBC PNC Capital Markets LLC